Ex - 99.18

News Release

FOR IMMEDIATE RELEASE

Contacts:	Valerie Haertel (Investor Relations) (212) 969-6414 investor_relations@acml.com	John Meyers (Media) (212) 969-2301 john_meyers@acml.com

ALLIANCE CAPITAL ANNOUNCES FEBRUARY 2002 MONTH-END

ASSETS UNDER MANAGEMENT

New York, NY, March 14, 2002 — Alliance Capital Management Holding L.P. (“Alliance Holding”) (NYSE: AC) and Alliance Capital Management L.P. (“Alliance Capital”) today reported preliminary assets under management of approximately $446 billion at February 28, 2002, compared to $451 billion at January 31, 2002 and $455 billion at February 28, 2001.

Total assets under management (AUM) at February 28, 2002, decreased 1.1% compared to January 31, 2002 and declined 2.0% compared to February 28, 2001.  The one-month decline from January to February 2002 was primarily due to a 4.1% decrease in growth equity AUM, compared to the 4.2% decline in the Russell 1000 Growth Index. The shift that occurred from growth equities to value equities and fixed income during 2001 continued through February 2002.

ALLIANCE CAPITAL MANAGEMENT L.P.

(THE OPERATING PARTNERSHIP)

ASSETS UNDER MANAGEMENT

($ billions)

	At February 28, 2002 (preliminary)				At Jan 31, 2002	At Dec 31, 2001	At Feb 28, 2001
	Retail	Institutional Investment Management	Private Client	Total	Total	Total	Total
Equity
Growth	$64	$93	$5	$162	$169	$175	$186
Value	20	57	26	103	102	101	92
Total Equity	84	150	31	265	271	276	278

Fixed Income	64	76	10	150	149	147	143

Passive	3	28	0	31	31	32	34

Total	$151	$254	$41	$446	$451	$455	$455

ABOUT ALLIANCE CAPITAL

Alliance Capital is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. Alliance Capital is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios. As one of the world’s leading global investment management organizations, Alliance Capital is able to compete for virtually any portfolio assignment in any developed capital market in the world.

Alliance Holding owns approximately 30% of the units of limited partnership interest in Alliance Capital. AXA Financial, Inc. owns approximately 2% of the outstanding Alliance Holding Units and approximately 52% of the outstanding Alliance Capital Units, representing an approximate 53% economic interest in Alliance Capital. AXA Financial, Inc. is a wholly owned subsidiary of AXA, one of the largest global financial services organizations.

Forward-Looking Statements

Certain statements provided by Alliance Capital and Alliance Holding in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of such factors include, but are not limited to, the following: the performance of financial markets, the investment performance of Alliance Capital’s sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates.  Alliance Capital and Alliance Holding caution readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; Alliance Capital and Alliance Holding undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.